As Filed With the Securities and Exchange Commission on October 9, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHITESTONE REIT
(Exact name of registrant as specified in its Charter)

Maryland	76-0594970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 South Gessner, Suite 500 Houston, Texas	77063
(Address of Principal Executive Offices)	(Zip Code)

WHITESTONE REIT 2018 LONG-TERM EQUITY INCENTIVE OWNERSHIP PLAN
(Full title of the plan)

James C. Mastandrea Chairman and Chief Executive Officer 2600 South Gessner, Suite 500 Houston, Texas 77063
(Name and address of agent for service)

(713) 827-9595
(Telephone number, including area code, of agent for service)

Copies to: David P. Slotkin Emily K. Beers Morrison & Foerster LLP 2000 Pennsylvania Avenue, NW Suite 6000 Washington, D.C. 20006 (202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ¬
Accelerated filer ☑
Non-accelerated filer ¬
Smaller reporting company ¬
Emerging growth company ¬

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¬

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common shares of beneficial interest, $0.001 par value	3,433,831 shares(3)	$13.485	$46,305,211	$5,612.20

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional common shares of beneficial interest, $0.001 par value (the “Common Shares”), of Whitestone REIT which may become issuable pursuant to the Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan (the "2018 Plan") as the result of any stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the maximum offering price per share and maximum aggregate offering price shown are based on the average of the high and low sales prices reported for the Common Shares on the New York Stock Exchange on October 4, 2018.

(3) Any Common Shares that are subject to awards under the 2018 Plan that are forfeited, terminated, expired or cancelled unvested or unexercised will be returned to the share reserve under the 2018 Plan.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan (the “2018 Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)
Annual Report on Form 10-K for the year ended December 31, 2017 (including portions of the definitive proxy statement on Schedule 14A for the Company’s 2018 Annual Meeting of Shareholders incorporated therein by reference);

(2)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018;

(3)	Current Reports on Form 8-K filed on May 17, 2018 and May 23, 2018 and Current Report on Form 8-K/A filed on May 30, 2018; and

(4)	the description of the Common Shares contained in the Registration Statement on Form 8-A filed on June 25, 2012, including any amendment or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, or other information furnished to the SEC, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Trustees and Officers.

Maryland law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s declaration of trust contains such a provision which eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations.

Section 2-418 of the Maryland General Corporation Law (“MGCL”) provides that, in general, a corporation may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, except for liability (1) where the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or involved active and deliberate dishonesty; (2) for any transaction from which the director or officer actually received an improper personal benefit in money, property or services; and (3) in the case of a criminal proceeding, if the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s declaration of trust authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former trustee or officer or any individual who, while a trustee or officer and at the Company’s request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer, partner, employee or agent, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate the Company to provide such indemnification and advance of expenses. The Company’s declaration of trust and bylaws also permit the Company to indemnify and advance expenses to any person who served the Company’s predecessor in any of the capacities described above and any employee or agent of the Company or the Company’s predecessor. These provisions do not limit or eliminate the Company’s rights or the rights of any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a trustee’s duties.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

3.1.1	Articles of Amendment and Restatement of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on July 31, 2008)
3.1.2	Articles Supplementary (previously filed as and incorporated by reference to Exhibit 3(i).1 to the Registrant's Current Report on Form 8-K, filed on December 6, 2006)
3.1.3	Articles of Amendment (previously filed as and incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on August 24, 2010)
3.1.4	Articles of Amendment (previously filed as and incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed on August 24, 2010)
3.1.5	Articles Supplementary (previously filed as and incorporated by reference to Exhibit 3.3 to the Registrant's Current Report on Form 8-K, filed on August 24, 2010)
3.1.6	Articles of Amendment (previously filed as and incorporated by reference to Exhibit 3.1.1 to the Registrant's Current Report on Form 8-K, filed on June 27, 2012)
3.1.7	Articles of Amendment (previously filed as and incorporated by reference to Exhibit 3.1.2 to Registrant's Current Report on Form 8-K, filed on June 27, 2012)
3.2	Amended and Restated Bylaws of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on October 9, 2008)
10.1
Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan (previously filed and incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on May 12, 2017).

10.2*	Form of Restricted Common Share Award Agreement (2018 Plan).

10.3*	Form of Restricted Common Share Unit Award Agreement (2018 Plan).

5.1*	Opinion of Morrison & Foerster LLP.

23.1*	Consent of Pannell Kerr Forster of Texas, P.C., Independent Registered Public Accounting Firm.

23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).
___________

* Filed herewith.

Item 9.    Undertakings.
(a)     The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 9th day of October, 2018.

WHITESTONE REIT

By:	/s/ James C. Mastandrea
James C. Mastandrea
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints James C. Mastandrea and David K. Holeman as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Mastandrea	Chief Executive Officer and Chairman	October 9, 2018
James C. Mastandrea	(Principal Executive Officer)

/s/ David K. Holeman	Chief Financial Officer	October 9, 2018
David K. Holeman	(Principal Financial and Accounting Officer)

/s/ Nandita V. Berry	Trustee	October 9, 2018
Nandita V. Berry
/s/ Paul T. Lambert	Trustee	October 9, 2018
Paul T. Lambert

/s/ Donald F. Keating	Trustee	October 9, 2018
Donald F. Keating

/s/ Najeeb A. Khan	Trustee	October 9, 2018
Najeeb A. Khan
/s/ Paul T. Lambert	Trustee	October 9, 2018
Paul T. Lambert

/s/ Jack L. Mahaffey	Trustee	October 9, 2018
Jack L. Mahaffey
/s/ David F. Taylor	Trustee	October 9, 2018
David F. Taylor